Exhibit 99.1

News Release

Trustmark Names Duane A. Dewey Chief Operating Officer

JACKSON, Miss. – December 11, 2018 – Trustmark Corporation (NASDAQ:TRMK) announced that Duane A. Dewey has been named Chief Operating Officer of Trustmark National Bank effective January 1, 2019.  Gerard R. Host, President and Chief Executive Officer, commented, “Duane is a valuable member of our executive team and has a distinguished record of achievement during his 15-year tenure at Trustmark. He understands our customers, markets and culture and is ideally suited for this position.  I am delighted that the Board has recognized Duane’s contributions and leadership at Trustmark and look forward to continuing to work with him to serve our customers, enhance the growth of our franchise and create additional value for our shareholders.”

Dewey, 60, has served as President of Corporate Banking at Trustmark since 2008.  In this capacity, he provides leadership and strategic direction for corporate banking, real estate banking, the insurance and wealth management divisions and treasury management.  In addition, Dewey oversees Trustmark’s business activities in the Houston, Texas, market.  Previously, Dewey was responsible for the Central Region of Trustmark, which included all retail, commercial and community banking activities in the Jackson, Vicksburg and Mississippi Delta markets.  Dewey joined Trustmark in 2003 as President of Wealth Management.  He began his banking career at Republic Bank (now part of Bank of America) in 1985 with corporate banking responsibilities in Dallas, Texas, and private banking responsibilities in Washington, D.C. and McLean, Virginia. Dewey also served as Managing Director of the wealth management division of Provident Bank in Cincinnati, Ohio, before joining Trustmark.

“I am pleased to have this opportunity,” stated Dewey.  “Together with our experienced management team and dedicated associates, we will continue to provide banking and financial solutions to meet the needs of our customers and the marketplace while strengthening our communities and building value for our shareholders.”

Mr. Dewey received Bachelor and Master of Science degrees in Finance from Louisiana State University in Baton Rouge.  Active in community affairs, Mr. Dewey has served on the Board of St. Dominic Health Services Foundation, Inc., the Jackson Preparatory School Board of Trustees, the Board of Fellowship of Christian Athletes of Mississippi and the Dean’s Advisory Council of the E. J. Ourso College of Business at LSU.

R. Michael Summerford, Chairman, remarked, “Duane’s experience and record of achievement across diverse business lines has positioned him well for the role as our Chief Operating Officer.  The Board appreciates his commitment to Trustmark and looks forward to his continued contributions toward our long-term success.”

Additional Information

Trustmark is a financial services company providing banking and financial solutions through 198 offices in Alabama, Florida, Mississippi, Tennessee and Texas.

Trustmark Investor Contacts:	Trustmark Media Contact:
Louis E. Greer	Melanie A. Morgan
Treasurer and	Senior Vice President
Principal Financial Officer	601-208-2979
601-208-2310

F. Joseph Rein, Jr.

Senior Vice President

601-208-6898